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                                                                    EXHIBIT 99.1


THURSDAY, SEPTEMBER 5, 2002

PRESS RELEASE

SOURCE: PACKAGED ICE, INC.

         SEPTEMBER 5, 2002 - DALLAS, TEXAS - Packaged Ice, Inc. (AMEX:ICY) announced today the appointment of Tracy L. Noll to the Board of Directors of Packaged Ice, Inc. and the resignation of David J. Losito.

         Mr. Noll is President and Chief Operating Officer of National Dairy Holdings, L.P., a $2 billion private company. He previously served as Executive Vice President, Corporate Development of Suiza Foods Corporation, now known as Dean Foods Company, from 1997 to 2001 and as Suiza's Executive Vice President and Chief Financial Officer from 1994 to 1997. Mr. Noll is a Certified Public Accountant in the State of Texas and is a member of the Board of Directors of two private companies.

         "We wish to thank David Losito for his untiring efforts and his keen insight," commented Chairman of the Board and Chief Executive Officer William P. Brick. "David was instrumental in the formation and development of Packaged Ice, and has made a lasting impression on the organization.

         "We are indeed fortunate to have a person of Tracy Noll's capabilities to assume David's duties. We are excited that Tracy will be joining us, and believe our company will benefit from his experience and expertise in the areas of financial and strategic planning."

         Packaged Ice is the largest manufacturer and distributor of packaged ice in the United States. Employing over 1,700 people, its products are sold to more than 73,000 locations in 31 states and the District of Columbia. The Company provides the broadest array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary Ice Factory(TM) technology. The Company reaches all significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

         Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.